EXHIBIT 4.1

Executive service agreement – Mr Frank J Cicutto

PRIVATE & CONFIDENTIAL

23 October 2003

Mr F J Cicutto
Managing Director &Chief Executive Officer
National Australia Bank Limited
Floor 35, 500 Bourke St
Melbourne   VIC   3000

Dear Frank,

Offer of new terms and conditions of appointment and employment

1              On behalf of the Board of National Australia Bank Limited, I am pleased to offer you continuing employment in the position of Managing Director of National Australia Bank Limited (“your Position”), on the terms and conditions set out in this letter and the Attachment.  Subject to clause A.3.3A of the Attachment, your Position will continue to be located in Melbourne, and you are entitled to continue to use the title “Chief Executive Officer” in conjunction with the title “Managing Director”.

Employer

2              Your contract of employment will continue to be with the National Australia Bank Limited.  As our employee, you may be required to provide services to any Related Body Corporate of the National Australia Bank Limited as well as to us.

Period of Employment

3              The terms and conditions set out in this letter and the Attachment, if accepted, will apply to your employment with us from the Commencement Date, which is 23 October 2003.

4              Your employment and this Agreement is for a fixed period of three years from the Commencement Date (“the Employment Period”) and will cease by reason of effluxion of time on 23 October 2006 (“the End Date”).   The Agreement may be terminated by you or by us as set out in this letter and the Attachment.

5              No later than six months before the End Date, we will review with you the possibility of extending your employment and this Agreement for a period of one year from the End Date (that is, to an extended End Date which is no later than 23 October 2007).  If the Agreement is so extended, then we may, but are not obliged to, offer further annual extensions on terms and conditions to be determined, with effect on or after 23 October 2007.

Position and Duties

6              In your Position, you will report to the Board and as required from time to time to the Chairman on behalf of the Board.

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7              The duties and responsibilities in your Position are set out in Section A of the Attachment.  They may be varied from time to time, and your Position title may also be altered from time to time.  Other specific duties are set out in Section F of the attachment.

8              Despite any changes to your title or duties and responsibilities, these terms and conditions will continue to apply.

National Australia Bank Group Policies

9              You will be required to comply with all our policies and procedures generally, as established and varied from time to time.  By accepting this offer, you acknowledge your awareness of our policies and procedures which are currently in operational effect.  You will also be required to establish, review and require compliance with policies and procedures with the objective of ensuring that the National complies with all relevant laws and regulations concerning the legal structure and operation of the National.

Remuneration

10            Your Total Employment Compensation (“TEC”) is $2,082,000.  Your TEC is comprised of your Total Remuneration Package (“TRP”) and your Superannuation component (set out below).

11            Your TEC is provided in accordance with the terms of the Management Remuneration Package Guidelines as may be issued and as varied by us in our discretion from time to time.  The amount of your TEC will not be reviewed, and will not change, for the duration of the Employment Period.

12            Your TRP is comprised of a Salary and Benefit component.  The Salary component of your TRP is 1,138,800.  The Benefit component of your TRP is $759,200.  Your TRP is therefore $1,898,000 (“annual TRP”).

13            You may salary package benefits of up to 40% of your annual TRP in each year.  This proportion may be provided as cash or non-cash benefits or a combination of both.  It includes any Fringe Benefits Tax (“FBT”) payable by us in connection with the provision of non-cash benefits.

14            Your Salary and any other cash benefit component of your annual TRP will be paid fortnightly in arrears.

Superannuation

15            You will remain a member of the National Australia Bank Group Superannuation Fund (“the Fund”).  As such, you must comply with the applicable Trust Deed and Rules.

16            We will pay into your Fund account an amount equal to 9.7% of your annual TRP.  We may alter the amount of this contribution from time to time, subject to any applicable legislation.  Any amount above the Maximum Earnings Base for Superannuation Guarantee contribution purposes will be paid as a cash allowance.

17            This employer contribution is in addition to any employee superannuation contributions you may make to the Fund, either in the form of additional employee contributions, or by deductions from your TRP.

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Short Term Incentive Performance-Based Plan

18            General provisions

18.1         During your employment, you are entitled to participate in a Short Term ‘At Risk’ Incentive Performance-Based Plan (“STI Plan”).   The Board may in its discretion change the terms of the STI Plan at any time.

18.2         Under the STI Plan as it is in operation from time to time, you will be considered for an annual Short Term ‘At Risk’ Incentive Reward (“STI Reward”).

18.3         Your target STI Reward for the first year of the Employment Period (the period ending 30 September 2004) is 110% of your TEC.  For each subsequent year of the Employment Period, your target STI Reward will be reviewed annually by the Board by reference to factors determined by it in its discretion, including (but not limited to) economic conditions and market movements.  The target STI Reward as determined by the Board in respect of a year will not be less than the target STI Reward for the immediately preceding year.

18.4         You will be informed about the details of your annual target STI Reward, annual goals and payments for various percentage achievement of those goals each year in writing.

18.5         The STI Rewards will be governed by the Group’s Economic Value Added (“EVA”) Incentive Program, as amended from time to time.

18.6         Whether the STI Reward for a particular year will be provided to you, and, if so, its quantum relative to the target, will be subject to:

(a)            the extent to which you achieve the performance targets referred to in clause A.4.2 of the Attachment as determined by the Board;

(b)           an assessment by the Board of the contribution you have made to the overall development of the Group; and

(c)            the extent to which you achieve an annual EVA target as set by the Board.

18.7         The Board will take into account reasonable and relevant factors in exercising its discretion in determining the quantum of your STI Reward.  The Board, in its discretion, may choose to award a reasonable and appropriate STI Reward in excess of the target STI Reward for exceptional performance in any year.

19            Provision of STI Reward

19.1         In order to continue your current demonstrated support for the National and its shareholders, and to link your performance to the future performance of the National, at least 50% of your annual STI Reward, if any, will be provided in shares in National Australia Bank Limited (“National shares”).

19.2         The National shares will be held on trust for you under the National Australia Bank Staff Share Ownership Plan.

19.3         Before the date  nominated by the National for the relevant year, you must nominate a preference in writing to the Chairman as to the percentage (50% or more) of any STI

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Reward you wish the National to provide in National shares for the coming STI Plan year should you become eligible for the STI Reward.

20            Achievement of an STI Reward

20.1         In any year in which you are eligible to receive an STI Reward, the Board will, as soon as reasonably practicable:

(a)            arrange for provision to you of the proportion of that STI Reward which is not being placed in National shares; and

(b)           arrange for you to be provided with National shares for the remaining proportion of the STI Reward, to be held on trust as Deferred Issued Shares (see paragraph 21).

21            Deferred Issued Shares

21.1         The National shares that are provided as part of your annual STI Reward (“the Deferred Issued Shares”) will be held on trust for you under the National Australia Bank Staff Share Ownership Plan.

21.2         While the Deferred Issued Shares are held on trust, you will be entitled to receive dividend payments and exercise voting rights through the Trustee.

21.3         Subject to the provisions below concerning the forfeiture of Deferred Issued Shares upon termination of your employment, the terms of the Deferred Issued Shares will be substantially the same as those currently provided under the National’s “At Risk” program, save that the relevant restriction period for each provision of National shares will be 10 years from issue.

22            Matching Grant Shares

22.1         At no cost to you, subject to paragraphs 37 and 38 of this letter, the National will grant you one share to match each share provided to you using the first 50% of your annual STI Reward (“the Matching Grant Shares”).

22.2         All Matching Grant Shares will be:

(a)            held on trust for you under the National Australia Bank Staff Share Ownership Plan; and

(b)           subject to paragraphs 37 and 38 of this letter, treated in the same manner as the Deferred Issued Shares and, except in relation to dividends, on the same conditions.

22.3         All pre-tax dividends may at the discretion of the National be required to be applied by you in acquiring further shares to be held under the National Staff Share Ownership Plan.  These shares are to be acquired at a nominal discount of 1c per share to the weighted average of the prices at which shares were traded on the stock market during the one week period up to and including the date of allocation of the shares.

The shares are to be held on the same terms as the Matching Grant Shares save and except that the relevant restriction period ends on the earlier of:

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(i)             cessation of your employment; and

(ii)            10 years from the issue of the first Matching Grant Shares issued to you.

23            Approval by Shareholders

23.1         Any issue of shares as part of the STI Reward or as Matching Grant Shares, under the National Australia Bank Staff Share Ownership Plan, are subject to approval by shareholders if required under the rules of any stock exchange on which the National is listed or law.

Other benefits

24            In addition to the benefits provided to you as part of your TRP, and subject to the approval of shareholders where required by law, by the Constitution, the Corporations Act 2001, or the Listing Rules:

(a)            you will be considered for participation in other Staff Share schemes as the Board may determine;

(b)           you are encouraged to undertake an annual medical assessment at our expense; and

(c)            you are entitled to participate in other benefits which are normally provided to executives employed by us.

Long Term Incentive Performance-Based Plan

25            At the first Annual General Meeting after the date of acceptance of this offer, at which it is lawful to do so, the National will seek the approval of shareholders for the grant of executive share options and/or performance rights to you under the National Australia Bank Executive Share Option Plan No. 2 and the National Australia Bank Performance Rights Plan in respect of the years ending on 30 September in 2003, 2004 and 2005 in numbers to be determined by the Board.

Reimbursement of expenses

26            Subject to substantiation and approval in accordance with our guidelines from time to time, we will reimburse you for all expenses you properly incur in carrying out your responsibilities and duties (including, but not limited to travelling, accommodation, entertainment and telephone expenses).  Payment of any reimbursement is subject to the approval of the Chairman.

No Director’s Remuneration

27            Your TEC is paid in respect of services provided by you to us under this Agreement, including services in connection with holding office as a Director of the National or of any Related Body Corporate.  No separate amount is payable by us to you in respect of your services as a Director of the National or of any Related Body Corporate.

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Confidentiality and other Duties

28            Section B of the Attachment sets out your obligations in respect of Confidential Information and related matters.  Your obligation not to disclose Confidential Information continues, even if your employment with us ceases for any reason.

Restrictive Covenant

29            Section B of the Attachment also includes a number of your obligations to us (including non-solicitation and non-competition covenants), to provide effective protection of our Confidential Information and our customer relationships, during your employment by us and after your employment with us ceases.

Leave

30            Your leave entitlements and obligations are set out in Section C of the Attachment.

Termination of Employment

31            Detailed conditions of termination of your employment are set out below.  Additional provisions concerning termination are set out in Section D of the Attachment.

32            Summary Termination

(a)            At any time, we may terminate your employment by giving written notice to you effective immediately, if:

(i)             you become bankrupt or compound with your creditors (or any of them) or assign your estate for the benefit of your creditors (or any of them);

(ii)            you are precluded from taking part in the management of a corporation by the provisions of the Corporations Act 2001;

(iii)           you are convicted of any offence involving fraud or dishonesty or any other serious offence (except for a traffic offence) which is punishable by imprisonment (whether you are imprisoned or not);

(iv)          you commit a serious or persistent breach or non-observance of this Agreement;

(v)           you are guilty of misconduct of such a kind that it would be unreasonable to require us to continue your employment during the notice period required under this Agreement; or

(vi)          your office as a Director becomes vacant or is vacated by force of the Corporations Act 2001 or of the provisions of clause 10.14 or clause 10.28 of the Constitution.

(b)           If:

(i)             we consider that you are committing breaches, or non-observance, of this Agreement which are or may become persistent; and

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(ii)            those breaches are, or that non-observance is, capable of being remedied;

then we will give you notice requiring you to remedy those breaches or that non-observance within seven days of the date of the notice, rather than giving notice of termination in accordance with sub-paragraph (a)(iv) above.  However, if those breaches are, or that non-observance is, not remedied, or if at any later time further persistent breaches or non-observance of this Agreement occurs, we may give notice in accordance with sub-paragraph (a)(iv).

33            Termination by us by giving notice

(a)            At any time we may terminate your employment by giving you six months’ notice in writing, if:-

(i)             we have determined that we no longer wish to retain your services; or

(ii)            you are removed from office as a Director of the National in accordance with the relevant provisions of the Corporations Act or  the Constitution (subject to any applicable provisions of the Corporations Act).

(b)           In our discretion:

(i)             we may:

(A)           require you to work through all (or part only) of the notice period;

(B)           direct you to take special leave on full remuneration during some part or all of the notice period;

(C)           in respect of a period for which payment in lieu is not made, direct you to work for part and to take special leave for part; or

(ii)            we will make payment in lieu of the whole notice period (or the balance of the notice period if you have worked and/or been directed to take special leave for part of the notice period).

(c)            If we make payment in lieu of all or part of the notice period, it will be calculated on the basis of your annual TRP.

(d)           Upon termination of employment under this section, we will pay to you a termination payment of an amount equal to 1.5 times your annual TRP.

34            Consequences of cessation of office

You acknowledge that, by reason of the Constitution and the Corporations Act, if you cease to hold office as a Director, you thereupon automatically cease to hold office as Managing Director and Chief Executive Officer.   The National may terminate your employment in accordance with the provisions of this Agreement.

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35            Termination by us on account of extended absence

(a)            At any time we may terminate your employment by making a payment in lieu of notice of an amount equal to one-half of your annual TRP if you are unable, by reason of illness, accident or injury:

(i)             to duly perform the powers, duties and/or responsibilities of your Position for periods aggregating more than 3 months in any 12 month period; or

(ii)            to resume the powers, duties and/or responsibilities of your Position after a period of 3 months from the commencement of the incapacity.

(b)            Before we are entitled to terminate your employment under this section:

(i)             you must have been afforded a reasonable opportunity to provide us with any information from a medical practitioner or any other health service provider of your choice, as to the nature and extent of your incapacity including the expected duration of incapacity and your prognosis generally; and

(ii)            in order for us to make an informed decision as to whether you are able to carry out the inherent requirements of your Position, we may require you to undergo an examination by a medical practitioner or other health service provider of our choice and you consent to a report, including the results of such examination, being provided to us by that medical practitioner or other health service provider.

(c)            If your employment is terminated in accordance with this section:

(i)             we will pay to you a termination payment of an amount equal to 1.5 times your annual TRP; and

(ii)            in addition to such termination payment, we may, in our absolute discretion, determine to pay to you any additional benefits which may be appropriate in the circumstances.

36            Forfeiture of Deferred Issued Shares upon termination of employment by the National in certain circumstances

If:

(a)            your employment is terminated by the National on, or by reason of, any of the grounds listed in paragraph 32(a) under the heading “Summary Termination” above; and

(b)           that ground (or grounds) included or involved a breach by you of, or failure to comply with, your duties or obligations to, or otherwise directly involved, the National,

then all, right, title or interest in all Deferred Issued Shares (whenever issued) will be forfeited.

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37            Forfeiture of Matching Grant Shares upon termination of employment by you (paragraph 40)

If your employment ceases by your resignation by you giving notice of termination under paragraph 40, then:

(a)            all right, title or interest in any Matching Grant Shares which have been issued to you at any time will be forfeited; and

(b)           you will have no entitlement to a grant of any Matching Grant Shares (not yet issued as at date of termination) in respect of any period.

38            Forfeiture of Matching Grant Shares upon termination of employment by the National in certain circumstances

If your employment ceases upon termination by us of your employment as a result of:

(a)            a wilful failure by you to comply with your employment duties or directions given by the Board, or the Chairman of the Board as appointed from time to time, after 14 days’ notice in writing requiring immediate compliance; or

(b)           a failure to rectify unsatisfactory work performance to a level reasonably required by the Board within 60 days of receiving notice of such unsatisfactory work performance (or such longer time as the Board in its absolute discretion determines appropriate in the circumstances), then:

(c)            all right, title or interest in any Matching Grant Shares which have been issued to you in respect of the preceding grant year will be forfeited and you will have no entitlement to be granted any Matching Grant Shares (not yet issued as at the date of termination) in respect of the preceding grant year; and

(d)           you will have no entitlement to a grant of any Matching Grant Shares in the year, commencing 1 October, in which the date of termination of your employment under this paragraph 38 occurs.

For the purposes of this paragraph 38, “the preceding grant year” means the period from 1 October to 30 September which immediately precedes the date upon which termination of your employment under this paragraph 38 occurs.

39            Termination by you because of material change of circumstances

(a)            You may terminate this Agreement in the case of a material change of circumstances by giving us six months’ notice in writing.

(b)           A change in the powers, duties and responsibilities of your Position, or appointment to another Position, that is not authorised by clause A.2 or clause A.3 is a “material change of circumstances” if, and only if, without your agreement:

(i)             we purport to reduce your TEC;

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(ii)            we purport to substantially reduce the powers or responsibilities of your Position;

(iii)           we purport to substantially diminish the scope of your duties in your Position;

(iv)          we purport to unilaterally appoint you to another position;

(v)           there is any other change by us in relation to your employment, which, under generally applicable principles of law, would amount to conduct by us entitling you to accept that conduct as constituting a termination of this Agreement; or

(vi)          you cease to report to the board of the ultimate parent or holding company of the National.

(c)            In our discretion:

(i)             we may require you to work through all (or part only) of the notice period; or

(ii)            we will make payment in lieu of the whole notice period (or the balance of the notice period if you have worked for part of the notice period).

(d)           If we make a payment in lieu of all or part of the notice period, it will be calculated on the basis of your annual TRP.

(e)            Upon termination of employment on this basis, we will pay to you a termination payment of an amount equal to 1.5 times your annual TRP.

(f)            If you terminate this Agreement, as a result (wholly or in part) of an event under sub-paragraph (b)(i) above, then any payment we make under this section will be calculated on the basis of your TRP before the purported reduction of your TEC.

40            Other termination by you

(a)            You may terminate this Agreement at any time by giving us six months’ written notice or such other period of notice as we may agree with you in writing.

(b)           We may either:

(i)             retain you in our service for all or part of the notice period, in which case we may either require you to undertake your normal duties or require you to take special leave during this period; or

(ii)            we will make payment in lieu of the whole of the notice period (or the balance of the notice period if you have worked or taken special leave for part of the notice period).

(c)            If we make a payment in lieu of all or part of the notice period, it will be calculated on the basis of your TRP.

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41            Your entitlements upon termination

Subject to any reductions in the amount of your termination payment in accordance with this Agreement (see below), in addition to any other entitlement under this Agreement, on any termination of this Agreement you are entitled to receive:

(a)            your Salary and other benefits under this Agreement until date of termination;

(b)           TRP in lieu of any accrued but untaken annual leave;

(c)            TRP in lieu of any accrued but untaken long service leave;

(d)           any other benefits due to you pursuant to any share plan or other relevant plan; and

(e)            reimbursement of any other expenses properly incurred by  you in accordance with this Agreement,

up to and including the date of termination.

42            Any amount payable to you in accordance with this Agreement upon termination of your employment is limited in accordance with clause D.1.1 of the Attachment.

43            Reduction in amount of termination payment

If your employment has been extended beyond the End Date in accordance with this Agreement, and your employment is terminated:

(a)            by us with notice;

(b)           by us on account of extended absence; or

(c)            by you on notice because of a material change of circumstance,

and the notice is given (or, in the case of extended absence, the termination occurs) on a date which is after the End Date but before the Extended End Date (or any subsequent agreed end date), no termination payment will be made as otherwise would be required by this Agreement.

44            In place of any termination payment which would be payable but for this clause, an alternative termination payment will be paid by us to you, calculated in accordance with the following formula:

where -

A             is the alternative termination payment;

B              is the termination payment which would be payable but for this clause;

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C             is the number of days from the date of termination until the Extended End Date (or any subsequent agreed end date)

D             is 548 (being the number of days in eighteen months)

New Agreement

45            Our agreement with you, arising from your acceptance of this offer as set out in this letter and the Attachment, replaces any present employment agreement you have with us including, in particular, the Agreement between you and us dated 29th November 1999.  If you accept this offer, any other agreements, understandings or negotiations in respect of your employment with us cease to have any effect from the Commencement Date.  Further details on this matter are set out in Section E.8 of the Attachment.

Applicable law and Other General Conditions

46            Your contract of employment arising from acceptance of this offer will be governed by the law of the State of Victoria.  Other general conditions of the offer of employment are set out in Section E of the Attachment.

Definitions

47            Definitions of the terms used in this letter of offer and the Attachment are set out in Section G of the Attachment.

The Attachment

48            The Attachment to this letter forms part of the terms and conditions of this offer of a contract of employment with us.

Relationship between Letter of Offer and Attachment

49            This letter sets out the principal terms and conditions of our offer of continuing employment.  These terms and conditions are supplemented by the terms and conditions set out in the Attachment.  If you accept this offer, the terms and conditions set out in both this letter and the Attachment will constitute your contract of employment with us.  If there is any inconsistency between this letter and the Attachment, then this letter prevails.

Continued employment as Chief Executive Officer

50            Your acceptance of this offer will confirm your continued employment as Chief Executive Officer with effect on and from the Commencement Date, pursuant to the Constitution and the Resolution of the Board on 16 October 2003.

Acceptance

51            To accept this offer as set out in this letter and the Attachment, please sign and return the attached copy of the letter and the Attachment.

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Yours sincerely

[ORIGINAL SIGNED]

Chairman

Enclosure:
Attachment

I acknowledge having read this letter and the Attachment, and I accept the offer of continuing employment with National Australia Bank Limited on the terms set out in this letter and the Attachment.

Signed:	[ORIGINAL SIGNED]

Date:	23 October 2003

Witnessed By:	[ORIGINAL SIGNED]

Full Name of Witness	[Peter Alexander McKinnon]
(Please Print)

Address of Witness	5 Grandview Avenue, Ringwood East, Vic

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ATTACHMENT

Contents

Section:

A:            Position and Work

B:             Confidential Information and Related Matters

C:             Leave

D:            Termination of Employment

E:             General Conditions

F:             Duties in respect of Occupational Health and Safety

G:             Definition of Terms

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SECTION A: POSITION AND WORK

This Section sets out your Position and associated duties and obligations including those in relation to performance of the powers, responsibilities and duties of your Position.

A.1          Your Position

As set out in your letter of offer of continuing employment, your Position is Managing Director and Chief Executive Officer of the National Australia Bank Limited.  You are entitled to use the title “Chief Executive Officer”.

In your Position you are responsible for the leadership and overall management of the affairs of the Group.  Your principal objective is to drive the soundly based and sustained creation of economic value, and thus of shareholder wealth, at a rate which places the Group amongst the leaders of the financial services sector.

In achieving this objective you will lead the Group in developing, agreeing with the Board and implementing strategies and processes which provide appropriate growth and financial outcomes based upon:

(a)            clear definitions of the markets and customers we serve;

(b)           products and services to properly satisfy the needs of our customers;

(c)            sustainable competitive advantage through the development of key capabilities in each of our products and markets;

(d)           a working environment and development opportunities to ensure both challenging and satisfying career paths for our staff and the human resource base to ensure our success;

(e)            standards of conduct which ensure that the Group and its entities are regarded as good corporate citizen(s) in all the communities in which we operate;

(f)            maintenance of the risk management environment, credit culture, balance sheet discipline to ensure the continued financial strength and stability of the Group; and

(g)           a culture throughout the Group based on openness, team work and achievement and driven by detailed, objective analysis, planning and measurement.

You will be required to communicate the agreed strategies clearly and broadly throughout the Group and to implement systems and structures to link performance to the successful fulfilment of these strategies.

A.2          Duties

A.2.1       Your powers, responsibilities and duties

You may exercise the powers and discretions, hold the responsibilities and perform the duties and tasks which:

(a)            we determine are appropriate to your Position; and

(b)           are delegated to you by the Board from time to time, in accordance with clause 12.30 of the Constitution,

(collectively “the powers, duties and responsibilities of your Position”).

A.2.2       Compliance with directions

You must comply with all lawful directions of the Board.

A.3          Changes in your Position and Work

A.3.1       Changes in your Position

During your employment by us we may alter, add to or reduce the powers, duties and/or responsibilities of your Position either:

(a)            with your agreement; or

(b)           by a direction from us in accordance with the powers conferred on the Board by the Constitution.

For the purposes of this Agreement, independently of our rights under the Constitution, we may give you a direction which alters, adds to or reduces the powers, duties and/or responsibilities of your Position, provided that the direction is reasonable.

A.3.2       Appointment to another Position

During your employment by us, with your agreement in writing, we may appoint you to another Position.

A.3.3A    Relocation

As the Head Office for the operations of the Group may vary from time to time, the geographical location of your Position may be varied by us to any place at which the Head Office of the Group is located from time to time.  You will be consulted in relation to any proposal for geographical relocation of your Position.  Any relocation would occur on appropriate conditions reasonably determined between the National and you, taking into account our relocation policies and procedures in relation to senior executive staff.

A.3.3       Continuation of the Agreement

The terms of this Agreement will continue to apply even though:

(a)            the powers, duties and responsibilities of your Position are varied;

(b)           you are appointed to another Position; or

(c)            the location of your Position is changed

in accordance with this Agreement.

A.3.4       No material change of circumstances

A reasonable variation to the powers, duties and/or responsibilities of your Position, or appointment to another Position, or a relocation of your Position in accordance with this Agreement does not constitute a “material change of circumstances” for the purpose of this Agreement.

A.3.5       Tenure as a Director of the National

You acknowledge that the Constitution provides that if for any reason you cease to be an employee of the National, your office as Director of the National thereupon becomes vacant, but you remain eligible for reappointment or re-election as a Director of the National.

A.3.6       Tenure as a Director or Officer of a Related Body Corporate

As at the date of the letter of offer of continuing employment, you hold office as director of certain Related Bodies Corporate of the National and you may, from time to time, hold office as a director of other Related Bodies Corporate of the National.  If you cease to be an employee of the National and thereby the office of Managing Director and Chief Executive Officer of the National held by you becomes vacant, you agree to resign with immediate effect from each office held by you in each Related Body Corporate.

A.3.7       Power of attorney

(a)            For the purposes of clause A.3.6 above, you irrevocably appoint the Chairman of the National, as appointed from time to time, to be your attorney and in your name and on your behalf to execute any document or do anything necessary to comply with your obligations under the provisions of clause A.3.6.

(b)           The power of attorney granted to the Chairman under this clause A.3.7 shall remain in force both during this Agreement and after it ceases.

A.3.8       Period of contract

As set out in your letter of offer of continuing employment, unless terminated earlier, this Agreement will terminate by reason of effluxion of time on 23 October 2006 (“the End Date”) or the Extended End Date (no later than 23 October 2007).  The Agreement may be further extended as set out in the letter of offer (paragraph 5).  Other than payment as set out in the letter of offer, upon termination of this Agreement pursuant to this clause, no termination payment will be made by us to you.

A.3.9       Reasonableness of direction

In considering whether a direction is reasonable for the purposes of clause A.3, account must be taken of:

(a)            the National’s commercial and other circumstances and its requirements, from time to time, on the one hand; and

(b)           the powers, duties and responsibilities which would, but for the direction, attach to your Position on the other hand.

It is the mutual intention of us with you that the National may act to satisfy its changing commercial and other circumstances and requirements, but, in doing so, it may not act in a manner which adversely affects your Position unreasonably, given those circumstances and requirements, without giving rise to circumstances entitling you to terminate your contract of employment with us in accordance with this Agreement.

A.3.10    Review of contract period and terms

As noted in the attached letter of offer of continuing employment, in addition to any other review under the terms of this Agreement or any other review which may be conducted by us from time to time, we will review with you by no later than March 2006 the possible extension of the operation and terms of this Agreement beyond the End Date.  That review will take into account our future requirements and any other relevant considerations.  Any such extension of the period of operation of this Agreement must be until no later than 23 October 2007.  Further extensions may be made in accordance with paragraph 5 of the letter of offer.  Any such extensions will have effect as an amendment to clause A.3.8 of this Agreement if made in accordance with clause E.3.

A.4          Performance

A.4.1       Performance of duties

You will exercise your powers and perform your duties and responsibilities in a proper and efficient manner.  Unless you are absent by reason of ill health or approved leave, you will devote the whole of your time, attention and abilities, during our normal business hours and otherwise as is reasonably necessary, to exercising your powers and carrying out your duties and responsibilities, including achievement of the objectives of your Position as set out in clause A.1.

A.4.2       Performance measures and performance review

(a)            No later than the last month of each financial year of the National, you and the Board (or a person or persons nominated by the Board) will discuss appropriate performance measures and targets for the forthcoming financial year of the National, with a view to reaching agreement on the measures of performance and the targets in respect of those measures which will be used by the Board in the assessment of your performance in your Position.  In default of agreement, the Board may provide a determination within three months of the commencement of a financial year of the National, in writing of reasonable performance measures and targets for that financial year.

(b)           As soon as practicable after the end of each financial year, the Board will review your performance by reference to the agreed or determined measures and targets.

The Board (or a person or persons nominated by the Board) will thereafter discuss its assessment of your performance with you.

A.4.3       Other employment and activities

(a)            During your employment by us, you must not:

(i)             be or become an employee or agent of any other person;

(ii)            undertake any other business or profession; or

(iii)           assist or have any interest in any other business or profession.

(b)           However, despite sub-clause A.4.3(a):

(i)             subject to the Constitution, we may agree to you doing any of those things, and we will not unreasonably refuse to so agree;

(ii)            our agreement is binding only if provided in writing pursuant to a resolution of the Board;

(iii)           you may hold or acquire as a bona fide investment shares or other securities of any publicly listed company, including any company listed for quotation on the Australian Stock Exchange Ltd, except if to do so would be forbidden by law or if the standards of corporate governance determined by the Board makes it improper or inappropriate.

(c)            You may be required to disclose to us any information relevant to any matter referred to in this clause.

A.4.4       Promotion of our interests

In addition to your responsibilities under clause A.1, you must use your best endeavours to promote and enhance the National’s interests, welfare, business, profitability, growth and reputation.  You must not intentionally recklessly or negligently do, or omit to do, anything which is or may be harmful to those things.

A.4.5       Compliance with our policies

In addition to each of your other duties and responsibilities, you must comply with our policies and procedures, as determined by us from time to time including, in particular, the following policies and procedures:

(a)            Equity in Employment: We’re Committed;

(b)           Sexual Harassment: Off Limits;

(c)            Code of Conduct: Our Behavioural Guidelines;

(d)           Privacy Policy.

You acknowledge that you have been provided with a copy of, and have read and understood, each of these policies and procedures prior to signing this Agreement.

A.4.6       Propriety of conduct

You understand and are aware of the duties you owe to us under both the Corporations Act 2001 and the common law as an office holder and an employee of the National.

While this Agreement is in force you will ensure that you comply strictly with these duties at all times.  In particular, you will ensure that you do not act or omit to act in a manner which would or may place you in a position of conflict of interest with your duties to us, or which may create a reasonable apprehension of improper or inappropriate conduct by you.

A.4.7       Duties owed

In addition to the duties owed to us as your employer, including but not restricted to clauses A.4.3 and A4.4 and Section B, you also owe duties in respect of each Related Body Corporate of the National in respect of the holding of office as a Director of a Related Body Corporate and in respect of any duties performed in relation to a Related Body Corporate in your capacity as our employee.  It is a condition of this Agreement that you comply with those duties.

A.5          Management Information

A.5.1       Reporting requirements

You must promptly report to the Board, or any other person authorised by the Board, any information which relates to our business, the exercise of your powers, or the performance of your duties and responsibilities.  A report must be made in response to a request by the Chairman of the Board and may be made on your own initiative.

A.5.2       Explanations

You must provide any explanations that the Board, or any other person authorised by the Board, requests, where such explanation relates to our business, the exercise of your powers, or the performance of your duties and responsibilities.

A.5.3       Corporations Act 2001 and common law

The obligations set out in this clause are in addition to and not in derogation of duties you owe as an officer of the National in accordance with the provisions of the Corporations Act 2001 and your duties as our employee in accordance with the common law.

SECTION B: CONFIDENTIAL INFORMATION

This Section includes provisions concerning your obligations in respect of information (including Confidential Information) and certain obligations both during employment and after your employment ceases, including restrictions on competitive behaviour both before and after cessation of employment

B.1          Confidential Information

B.1.1       Acknowledgment

You acknowledge that:

(a)            the Confidential Information is solely and exclusively our property;

(b)           you are subject to obligations in relation to Confidential Information by reason of this Agreement;

(c)            you are subject to obligations in relation to Confidential Information under the common law; and

(d)           the Corporations Act 2001 creates certain obligations in respect of use or disclosure of information.

B.1.2       Confidentiality

Unless:

(a)            you are required by us, or our auditors, or by law; or

(b)           we agree in writing,

you must not:

(a)            use any Confidential Information; or

(b)           disclose any Confidential Information to any person,

other than for the purpose of carrying out your powers, duties and responsibilities under this Agreement.

B.1.3       Use

You must not use any Confidential Information for the benefit of any person other than us.

B.1.4       Confidential Information in the public domain

To the extent that Confidential Information is in the public domain (other than by reason of a breach by you of your obligations with respect to Confidential Information), subject to clause B.1.5 your obligations under clauses B.1.2 and B.1.3 cease.

B.1.5       Uncertainty

If it is uncertain whether:

(a)            any information is Confidential Information; or

(b)           any Confidential Information is within the public domain, unless we inform you in writing to the contrary.

such information is deemed to be Confidential Information and deemed to be not within the public domain, unless we inform you in writing to the contrary.

B.1.6       Security of Confidential Information

So far as is reasonably practicable, you must:

(a)            maintain proper and secure custody of Confidential Information; and

(b)           use your best endeavours to prevent the disclosure of Confidential Information to third parties or the use by them of Confidential Information.

B.1.7       Delivery

You must immediately deliver all Confidential Information which is physically capable of delivery to us if:

(a)            this Agreement is terminated; or

(b)           you are so requested by the Board or a person authorised by us.

B.1.8       Confidential Information may be destroyed

If we request you to do so, instead of delivering the Confidential Information according to clause B.1.7, you must destroy the Confidential Information and certify in writing to us that the Confidential Information has been destroyed.

In the case of computer software or other computer data we have requested you to destroy, you must erase it from magnetic or other media on which it is stored such that it cannot be recovered or in any way reconstructed and certify in writing to us that the Confidential Information has been so destroyed.

B.1.9       Obligations to continue

Your obligations under this clause:

(a)            continue after termination of your employment by us;

(b)           are enforceable by us at any time by legal process; and

(c)            are for our continuing benefit.

B.1.10    Obligations under Corporations Act

Your obligations under the Corporations Act 2001 as an officer and as an employee are in addition to your obligations under this Agreement.

B.1.11    Constitution

You acknowledge having read and understood, and you will comply with, clause 11.8 of the Constitution “Obligation of Secrecy” and, without limiting the generality of your obligations as an employee or as an officer of the National, you will not reveal or make known any of the matters, affairs or concerns which may come to your knowledge as a Director or officer of the National to any person or persons except in the course or performance of your duties or under compulsion or obligation of law when officially required to do so.

B.2          Non-Solicitation Covenant

B.2.1       You covenant that whether on your own account, or for any person, for a period of 12 months after your employment ceases, you will not solicit or entice (or endeavour to solicit or entice) from us any of our officers or employees or any contractors to us, whether or not that person would commit a breach of any contract by reason of ceasing to serve or provide services and/or goods to us.

B.2.2       For the purposes of clause B.2.1, any reference to our officers, employees, and contractors is limited to those of our officers, employees, and contractors directly or indirectly interested, engaged or employed by us in any business or activity of a like or similar kind to that in which the Group was interested or engaged during the period of three years prior to the cessation of your employment with us.

B.3          Non-Competition Covenant

B.3.1       Covenant

You covenant that if your employment ceases, you will not, without our prior consent, from the date of cessation:

(a)
(i)             participate in the business of providing financial services in competition with the Group;

(ii)            participate in any business or activity of a like or similar kind to that in which the Group was interested or engaged and in respect of which you, in our reasonable opinion, had substantial knowledge, during the period of three years prior to the termination of your employment with us, in respect of that business or activity;

(iii)           solicit or entice (or endeavour to solicit or entice) from us the custom of any person who during the three years prior to the cessation of your employment has been a significant customer of the National;

(b)           for a period of 12 months;

(c)            (i)             in any State or Territory of Australia;

(ii)            in any State or Territory of Australia and any country in which we are, or a Related Body Corporate is, directly interested or engaged in:

•               the business of providing financial services;

•               any business or activity of a like or similar kind to that in which the Group was interested or engaged during the period of three years prior to the termination of your employment with us, in respect of that business or activity.

B.3.2       Consideration

Subject to clause B.3.3, in consideration for the restraint on your employment from the date of termination of your employment with us, in respect of the whole period of restraint, we will pay you a sum equal to 12 months of your TRP at the rate applicable at the date of your termination of employment with us.

B.3.3       Consultancy Agreement

The covenants set out in this Section B do not apply upon termination of your employment with us and you have no entitlement to the consideration referred to in clause B.3.2, if, on or before the date of cessation of your employment under this Agreement:

(a)            you have entered into an agreement with us to provide consultancy services as an employee to the National for reward (“the Consultancy Agreement”); and

(b)           the Consultancy Agreement is for a three year period; and

(c)            the operation of the Consultancy Agreement in accordance with its terms commences immediately upon the cessation of your employment under this agreement; and

(d)           the Consultancy Agreement provides for covenants to like effect as those referred to in this Section B to apply to you for the duration of the operation of the Consultancy Agreement and is otherwise on terms satisfactory to us.

B.3.4       Payment of consideration

The payment provided for by clause B.3.2 will be paid to you as a lump sum on termination of employment.

B.3.5       Construction of clause and severance

Clause B.3.1 will be construed and have effect as if it were the number of separate sub-clauses which results from combining the commencement of sub-clause B.3.1 with each sub-paragraph of paragraph (a) and combining each such combination with paragraph (b) and combining each such combination with each sub-paragraph of paragraph (c).   Each such resulting sub-clause is severable from each other such resulting sub-clause.   If any of such separate resulting sub-clauses is declared or determined to be illegal, invalid or unenforceable for any reason by final determination of any court or tribunal of competent jurisdiction, such illegality, invalidity or unenforceability will not prejudice or in any way affect the validity or enforceability of any other such resulting sub-clause.

B.3.6       Reasonableness

You agree that, in your Position and in your employment by us generally, you have and will become aware of information which is confidential to us and information concerning all aspects of our dealings with our customers.   You further acknowledge that in the light of the consideration provided in respect of your obligations under clause B.3, those obligations set out in this clause are reasonable in protecting our Confidential Information under Section B of this Agreement and other information and our customer connection.

B.3.7       Consent

The consent of the National referred to in clause B.3.1 will not be unreasonably refused.

B.3.8       Interpretation

For the purposes of this clause:

“the business of providing financial services” includes banking services, insurance services, and funds management services;

“participate in” means, whether directly or indirectly, being:

(a)            interested, engaged or employed in, or acting, at the senior executive or managerial level;

(b)           an officer (including being the holder of any non-executive office);

(c)            a senior executive or managerial employee or agent; or

(d)           an advisor or consultant to the Board of Directors or senior executive or managerial level,

of any person, firm or corporation.

SECTION C: LEAVE

This Section sets out your principal leave benefits and obligations.   It does not exclude any other leave to which you are entitled by operation of law.

C.1          Annual Leave

(a)            You are entitled to 4 weeks’ paid leave for each period of 12 months’ service during your employment or a proportionate amount of leave for any period of service of less than 12 months.

(b)           This leave is in addition to any declared public and Bank holidays which are normally observed by us.

(c)            Our understanding with you is that, so far as possible, leave should be given and taken within 12 months of it falling due, at times agreed by you and us.

(d)           Any accrued but unused portion of annual leave will be paid upon termination of employment.  Payment will be calculated on your annual TRP at the date of termination, or in accordance with the payment basis which we apply to other senior executives of the National at the time the payment to you is due.    Accrued but untaken annual leave will calculated from the date of commencement of employment with us (that is, from 27 November 1967).

C.2          Long Service Leave

C.2.1       You are entitled to long service leave in accordance with:

(a)            the National Australia Bank Group Award 2002 as replaced and varied from time to time, as it applies to the National; or

(b)           our retiring allowance/National extended leave scheme as varied from time to time,

whichever provides the greater period of leave.

C.2.2       Any accrued but unused portion of long service leave will be paid on termination of your employment.   Payment will be calculated on your annual TRP at the date of termination, or in accordance with the payment basis which we apply to other senior executives of the National at the time the payment to you is due.   Accrued but untaken annual leave will be calculated from date of commencement of employment with us (that is, from 27 November 1967).

C.3          Sick Leave

If you:

(a)            are unable to duly perform the powers, duties and/or responsibilities of your Position by reason of illness, accident or injury; and

(b)           if so required by us, furnish evidence satisfactory to us of your incapacity,

we will provide you with paid sick leave at the rate of your annual TRP up to your accrued entitlement under this Agreement (or, in our discretion, a payment in lieu of sick leave if your employment is terminated in accordance with paragraph 35 of your letter of offer) less any amount paid to you under any insurance which we may effect for your benefit.

SECTION D: TERMINATION OF EMPLOYMENT

This Section sets out the circumstances in which you may terminate your employment with us, and in which we may terminate your employment with us.  It also deals with payments due to you upon termination, subject to the requirements of the Corporations Act 2001.

D.1          Termination payments

D.1.1       Limitation on termination payments

Any amount payable to you in accordance with this Agreement upon termination of employment is conditional upon the payment complying with, and being permitted by, the provisions of the Corporations Act 2001.

In particular, no payment made under this Agreement may exceed that which is permitted by:

(a)            Section 200G(2) of the Corporations Act 2001 and

(b)           Chapter 2E of the Corporations Act 2001.

Accordingly, if the payment upon termination of employment required under this Agreement (“the payment”) would exceed that which is permitted by the Corporations Act 2001, then, despite any other provisions of this Agreement, you will only be entitled to, and we will only pay to you, that part of the amount of the payment as is permitted by the provisions of the Corporations Act 2001.

D.2          Reasonableness of provisions and satisfaction of obligations

D.2.1       Acknowledgment

You acknowledge:

(a)            that the terms and conditions of this Agreement in respect of termination of employment (“the terms”) are fair and reasonable, recognising that the extent and nature of benefits due to you upon termination differ appropriately accordingly to the reason for termination;

(b)           that the terms are not harsh, unjust or unconscionable.

If we give notice (or pay in lieu of notice) and make payment of entitlements which arise under this Agreement upon termination of employment on a particular basis we are doing so, and you receive them, in satisfaction of each of your entitlements under this Agreement, the Award and/or the Enterprise Agreement, in respect of a termination of employment upon that basis.

D.2.2       No compensation

(a)            If your employment is terminated in accordance with the express terms of this Agreement you are not entitled to claim any compensation or damages from us in respect of termination.

(b)           Benefits payable under the terms of this Agreement upon termination of employment are taken by you and by us as representing reasonable and full satisfaction of any legal or other obligation we might have to you, whether under this Agreement or otherwise.

D.3          Return of our Property

Upon termination of this Agreement you will return each item of our property (including but not limited to keys, access cards, each vehicle owned or leased by us, computers, and disks) in your possession or control.

SECTION E: GENERAL CONDITIONS

E.1           Governing law

This Agreement is governed by and will be interpreted in accordance with the laws of Victoria.

E.2           Relevance of Award and Industrial Agreement

(a)            You and we acknowledge that, by reason of the Workplace Relations Act 1996 (“the Act”), the Award and the Enterprise Agreement may apply to your employment.

(b)           We agree with you that:

(i)             no provision of the Award or the Enterprise Agreement will be binding on us in connection with your employment except in accordance with the Act;

(ii)            no provision of the Award or the Enterprise Agreement will be, or be implied to be, a term of your contract of employment with us,

unless we otherwise agree with you in writing.

E.3           Amendment

This Agreement may only be varied or replaced by a document signed by us and you, except that your Total Remuneration Package, Superannuation, Incentive Rewards and other benefits may be varied from time to time in accordance with this Agreement without such changes being required to be dealt with in accordance with this clause.

E.4           Waiver and Exercise of rights

(a)            A single or partial exercise or waiver of a right relating to this Agreement will not prevent any other exercise of that right or the exercise of any other right.

(b)           A party will not be liable for any loss, cost or expense of any other party caused or contributed to by the waiver, exercise, attempted exercise, failure to exercise or delay in the exercise of a right.

E.6           Dispute resolution

(a)            Any dispute in respect of the application of this Agreement or concerning its interpretation (“dispute”), other than a dispute giving rise to a claim for equitable relief, will be resolved in accordance with the following steps:

(i)             when either party notifies a dispute in writing to the other, the dispute will be discussed between you and the Chairman with a view to resolution;

(ii)            if that discussion fails to resolve the dispute within 14 days of the notice, the dispute is to be dealt with as set out in the following paragraphs of this clause, unless within a further 3 days, you and the National agree in writing that the dispute:

(1)            will be considered and determined by the Board; and

(2)            the decision of the Board shall be in writing and shall be final and binding on both parties.

(b)           Subject to completion of the process set out in clause E.6(a), a dispute between us and you (other than a claim for equitable relief) as to:

(i)             the interpretation of this Agreement; or

(ii)            the rights or obligations of each party arising from your employment relationship with us,

must be submitted to a single arbitrator in accordance with and subject to the Commercial Arbitration Act 1984 (Victoria).

(c)            For the purposes of an arbitration under this clause, if we do not agree with you on the appointment of an arbitrator within 14 days of the notification of dispute by either party to the other, the President or Acting President of the Law Institute of Victoria will appoint an arbitrator on application by either you or us.

E.7           Rights Cumulative

Subject to any express provision in this Agreement to the contrary, the rights of a party under this Agreement are cumulative and are in addition to any other rights of that party.

E.8           Entire Understanding

E.8.1       This Agreement constitutes the entire agreement of the parties about its subject matter.   Any previous agreements, understandings and negotiations on that matter cease to have any effect.

E.8.2       For the avoidance of doubt, for the purpose of this Agreement the subject matter of this Agreement is the terms and conditions of your employment by us and, subject to the Corporations Act 2001 and the Constitution, the holding of any office with us or a Related Body Corporate.  Subject to the express terms of this Agreement, this clause is not intended to remove, limit, extend or otherwise vary:

(a)            any duty imposed upon you or us which arises by operation of law or by force of legislation; or

(b)           any term of the agreement or obligation which would, in the absence of express provision in the agreement, be implied by law.

E.8.3       No oral explanation or information provided by either party to the other will:

(a)            affect the meaning or interpretation of this Agreement; or

(b)           constitute any collateral agreement, warranty or understanding between us and you.

E.9           Severance

(a)            You and we consider that covenants, obligations and restrictions contained in this Agreement (“the covenants”) are reasonable in all the circumstances of your employment.

(b)           Each and every part of the covenants is a severable and independent covenant.   You agree with us that our joint intention is that if the covenants, taken together, go beyond what is reasonable in all the circumstances but would be reasonable with any one or more of the covenants (or any one or more parts of the covenants) deleted, the covenants will apply as if those unreasonable covenants (or parts of covenants) were deleted.

E.10        Extent of Contractual Obligations

E.10.1     The provisions of this Agreement shall operate only to the extent permitted by:

(a)            law, in particular, the Corporations Act 2001; and

(b)           any other obligations with which the National must comply as a company listed on the Australian Stock Exchange (“the obligations”).

E.10.2     If any provision or part of a provision of this Agreement goes beyond that which is permitted by law, or does not comply with the obligations, that provision or part of a provision shall be interpreted in such a way as to be permitted by law or to comply with the obligations or, if such an interpretation is not open, that provision or part of the provision must be severed.

E.10.3     This clause does not apply so as to limit or affect the operation of any other clause of this Agreement which governs the interpretation of this Agreement or which provides for severance of any part of this Agreement.

SECTION F: DUTIES IN RESPECT OF OCCUPATIONAL HEALTH AND SAFETY

This Section sets out your duties and obligations in respect of occupational health and safety, including in relation to illegal drugs and alcohol.

F.1           Illegal Drugs and Alcohol

You must not:

(a)            use or have in your possession any illegal drug during working hours;

(b)           attend to carry out the duties of your Position under the influence of any alcoholic beverage or under the influence of any illegal drug;

(c)            drive any vehicle in the course of your employment:

(i)             with a blood alcohol content exceeding that prescribed by the laws of the State in which the vehicle is being driven; or

(ii)            under the influence of any illegal drug.

For the purposes of this sub-clause:

“Illegal drug” means a substance the possession or use of which is prohibited by law in the jurisdiction in which you are carrying out your duties under this Agreement.

“Under the influence of any alcoholic beverage” means that in the reasonable opinion of the Chairman of the Board, you are affected by alcohol in such a way that you may not be able:

(i)             to perform the duties of your position;

(ii)            to exercise the level of judgment and skill that the performance of those duties requires; or

(iii)           to take reasonable care for your own safety or the safety of others.

F.2           Occupational Health and Safety

You will instil throughout the Group a culture which recognises the paramount importance of providing a safe and healthy working environment for all our employees and other persons to whom we owe duties.  As a minimum, you must ensure that occupational health and safety policies, practices and procedures are developed, maintained and implemented so that the Group complies with relevant occupational health and safety legislation and common law or other legal duties.

As part of that responsibility, at a personal level you must:

(a)            assist us in the implementation of any measures taken by us in respect of occupational health and safety;

(b)           observe any occupational health and safety policy, procedure, regulation or rule which applies to us;

(c)            use all equipment and appliances provided by us to ensure the health and safety of you, our other employees, our customers and any other persons;

(d)           generally, comply with any obligation imposed on you under the laws applicable to occupational health and safety.

F.3           Our Obligations

We:

(a)            acknowledge our obligation to provide a safe workplace, under and in terms of relevant occupational health and safety legislation and common law duties;

(b)           acknowledge our obligations under and in terms of relevant Federal and State industrial and other legislation, applicable to us in our capacity as your employer, including but not limited to the Workplace Relations Act 1996; and

(c)            undertake to use our best endeavours to ensure that all information provided to you by us, in relation to the terms and conditions of your employment with us, and your rights and obligations under this Agreement, is accurate.

SECTION G: DEFINITIONS OF TERMS

In this Agreement, unless the context otherwise requires:

“Accrued but untaken” or “accrued but unused”, in relation to leave entitlements, means leave to which you have become entitled upon termination of employment pursuant to an Award.

“Award” means each Award made by the Australian Industrial Relations Commission under the Workplace Relations Act 1996 which is binding upon us, as varied or replaced from time to time.

“Board” means the Board of Directors of National Australia Bank Limited.

“Chief Executive Officer” means Managing Director and Chief Executive Officer.

“Commencement Date” means 23 October 2003.

“Confidential Information” means any trade secret or other confidential information relating to the business affairs, accounts, marketing plans, sales plans, prospects, research, management, financing, products, inventions, designs, processes and any data bases, data surveys, customer lists, records, reports, software or other documents, material or other information in any form concerning the National or any of its customers or suppliers to which you gain access, whether before, during or after your employment.

“Constitution” means the Constitution of the National Australia Bank Limited.

“Corporations Act” means the Corporations Act 2001 (Cth) as amended and in force from time to time.

“End Date” means 23 October 2006.

“Enterprise Agreement” means any industrial agreement binding upon us which provides, amongst other matters, for terms and conditions of your employment which has been approved or certified by the Australian Industrial Relations Commission from time to time, pursuant to the provisions of the Workplace Relations Act 1996, as varied or replaced from time to time.

“Group” or “National Australia Bank Limited Group” means National Australia Bank Limited and each Related Body Corporate.

“Listing Rules” means the Listing Rules of the Australian Stock Exchange Ltd, as amended and in force from time to time.

“National” means National Australia Bank Limited and its Related Bodies Corporate.

“Position” means:

(a)            your position specified in Section A of this Attachment; or

(b)           your position as it is varied in accordance with this Agreement; or

(c)            any other position to which you are appointed in accordance with this Agreement,

as the case may be.

“Related Body Corporate” means Related Body Corporate of the National and, in that case, has the same meaning as in Section 50 of the Corporations Act.

“Total Remuneration Package” or “TRP” means the amount specified as such in the letter of offer of continuing employment as varied in accordance with this Agreement.

“Us” (or “us”) means National Australia Bank Limited.

“We” (or “we”) means National Australia Bank Limited.

“You” (or “you”) means Frank J Cicutto.

Any reference in this Agreement to an act, omission or determination by the Board means and includes a decision or determination by a member or the Board chosen by the Board as its representative for the purposes of determining Remuneration and Benefits.